EXHIBIT 10.2

PROMISSORY NOTE

$111,300.00                                                                                        August 25, 2003

FOR VALUE RECEIVED, the undersigned, USURF Communications, Inc., a Colorado corporation ("Maker"), with offices at 6005 Delmonico Dr. Suite 140, Colorado Springs, CO 80919, promises to pay to the order of Pipeline Networks of Colorado, LLC, a Colorado limited liability company ("Payee"), with principal offices at 4833 Front Street, Suite #253, Castle Rock, CO 80104, the principal sum of One Hundred Eleven Thousand Three Hundred United States dollars ($111,300.00), plus interest on the outstanding principal balance from the date hereof until maturity at the rate of Eight percent (8%) per annum. Interest on this Note shall be calculated at a rate per annum based upon the actual number of days elapsed in an actual calendar year.

The principal amount of this Note shall be due and payable in one lump sum on December 15, 2003. Accrued interest under this Note shall be due and payable at the time of the payment of principal. Upon maturity, Payee shall be under no obligation to refinance this Note.

The outstanding principal balance of this Note, together with accrued interest thereon, shall, on demand by Payee or other holder of this Note, be due and payable upon the occurrence of any of the following: (i) any amount owed under this Note is not paid when due; (ii) a default under any other provision of this Note or under any guarantee or other agreement providing security for the payment of this Note; (iii) a breach of any representation or warranty under this Note or under any such guarantee or other agreement; (iv) the liquidation or dissolution of the Maker or any entity guaranteeing or providing security for the payment of this Note; (v) the sale of a material portion of the business and assets of the Maker or any entity guaranteeing or providing security for the payment of this Note; (vi) the filing of a petition under any bankruptcy, insolvency or similar statute by the Maker or by any entity guaranteeing or providing security for the payment of this Note; (vii) any assignment for the benefit of creditors by the Maker or by any entity guaranteeing or providing security for the payment of this Note; or (viii) the filing of a petition under any bankruptcy, insolvency or similar statute against the Maker or against any entity guaranteeing or providing security for the payment of this Note and such petition is not dismissed within a period of thirty (30) days of the filing. Maker shall notify the Payee, thirty (30) days prior to the occurrence of an event identified in (iv) through (vii) above.

Any amount owed under this Note, which is not paid when due, shall bear interest at the rate of eighteen percent (18%) per annum.

Notwithstanding any other provision of this Note, interest under this Note shall not exceed the maximum rate permitted by law.

All payments of principal and interest shall be made in lawful currency of the United States of America in immediately available funds before 1:00 p.m. Mountain Standard Time on the due date thereof at Payee's principal offices, or in such other manner or at such other place as the holder of this Note designates in writing.

All payments under this Note shall be made without defense, set-off or counterclaim, free and clear of and without deduction for any taxes of any nature now or hereafter imposed. Should any such payment be subject to any tax, the Maker shall pay to the holder of this Note such additional amounts as may be necessary to enable the holder to receive a net amount equal to the full amount payable hereunder. As used in this paragraph, the term "tax" means any tax, levy, impost, duty, charge, fee, deduction, withholding, turnover tax, stamp tax and any restriction or condition resulting in a charge imposed in any jurisdiction upon the payment or receipt of any amount under this Note, other than taxes on the overall net income of the holder.

The Maker agrees to pay, on demand, any expense incurred by Payee or other holder to collect and enforce this Note and any guarantee or collateral securing this Note, including, without limitation, expenses and reasonable fees of legal counsel, court costs and the cost of appellate proceedings.

This Note and the obligations of the Maker shall be governed by and construed in accordance with the laws of the State of Colorado. For purposes of any proceeding involving this Note or any of the obligations of the Maker, the Maker hereby submits to the non-exclusive jurisdiction of the courts of the State of Colorado and of the United States having jurisdiction in the County of El Paso, State of Colorado, and agrees not to raise and waives any objection to or defense based upon the venue of any such court and any objection or defense based upon forum non conveniens. The Maker agrees not to bring any action or other proceeding with respect to this Note or with respect to any of its obligations in any other court unless such courts of the State of Colorado and of the United States determine that they do not have jurisdiction in the matter.

The Maker waives presentment for payment, demand, protest and notice of protest and of non-payment.

The failure or delay by the holder of this Note in exercising any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance. The holder of this Note may not waive any of its rights except by an instrument in writing signed by the holder.

The Maker may prepay all or any portion of the principal of this Note at any time and from time to time without premium or penalty prior to December 15, 2003. Any such prepayment shall be applied first to the payment of accrued interest and the balance, if any, shall be applied to the reduction of principal.

The records of the Payee or other holder shall constitute rebuttably presumptive evidence of the principal and accrued, earned and unpaid interest remaining outstanding on this Note.

This Note may not be amended without the written approval of Payee or any other holder.

This Note is secured in part by the terms of that certain Security Agreement of even date herewith and any breach or default under such Security Agreement shall be deemed a breach or default hereunder.

This Note is guaranteed by the terms of that certain Guaranty Agreement of even date herewith.

Maker:

USURF Communications, Inc.

By: /s/ KENNETH J. UPCRAFT

Kenneth J. Upcraft

President